March 11, 2022

Re:    Your Transition

Dear Todd:

I appreciated the time we spent discussing how will you transition from your current role and continue to provide advisory support for Coupa Software Inc. (the “Company”). On behalf of the Company, thank you for your invaluable contributions and dedication to our core values. This letter confirms the agreement between you and the Company concerning your transition.

Role Transition:

(a)Effective March 31, 2022, you will no longer serve as the Company’s President, Finance and Operations. Beginning April 1, 2022, we will continue your employment service in a transition and advisory role pursuant to which you will assist with continuity and transition activities, as needed and requested (the “Transition Period”). During the Transition Period, you will have the title of “President & CFO, Emeritus”.

(b)During the Transition Period, you may (i) serve on the board of directors or similar governing body of other business entities and (ii) engage in other outside activities; provided, however, that any activities that create a possible conflict with the Company or are related in any way to the Company’s business must be approved in writing by the Company’s Chief Legal Officer, which approval shall not be unreasonably withheld. In addition, full-time employment for compensation with any other person or entity during the Transition Period shall be prohibited and the Transition Period shall automatically terminate upon your commencement of such employment.

(c)The Transition Period shall last for a period of twelve (12) months (i.e., March 31, 2023) (the “Conclusion Date”) but may be extended upon mutual agreement any time prior to the Conclusion Date. If not so extended, your employment will cease upon the Conclusion Date.

Compensation during Transition Period:

During your Transition Period, you will continue to receive your existing base salary through the normal payroll process and be eligible to participate in the Company’s employee health and welfare benefit plans. You will not be eligible for a bonus payment in respect of fiscal 2023 under our Bonus Plan or otherwise.

You also will continue to vest in your currently outstanding equity awards of the Company during the Transition Period, subject to the terms of the applicable Company equity plan and your equity award agreements. For the avoidance of doubt, your provision of services and agreed-upon continued employment with the Company under this letter agreement is sufficient to meet any and all employment, service provider or similar criteria in such equity plan and award agreements. Any equity awards that have not vested as of the Conclusion Date shall be permanently forfeited. In addition, during the Transition Period and as further described in the Severance Agreement (as defined below), you shall continue to be eligible for the vesting acceleration benefits specified in Section 2(b)(iii) of your Amended and Restated Severance and Change in Control Agreement signed on September 30, 2019 (the “Severance Agreement”); provided, however that the benefits specified in Section 2(b)(i) and 2(b)(ii) of the Severance Agreement shall terminate upon execution of this letter agreement.

Coupa Software Inc., 1855 S. Grant Street, San Mateo, CA 94402 | +1.650.931.3200 | www.coupa.com

Related Matters:

During the Transition Period, you shall remain subject to the Company’s Insider Trading Policy, including provisions that require certain persons to preclear transactions in Company securities and limit trading to open window periods, subject to certain exceptions. Upon commencement of the Transition Period, you will no longer be considered a Section 16 officer, and your obligations regarding public reporting of your transactions in the Company’s equity securities under Section 16 of the Securities Exchange Act of 1934, as amended, shall change accordingly and the Company will provide you information regarding the implications of that status change.

Upon the end of the Transition Period, you agree to sign a further acknowledgement (as set forth on Exhibit A) that we provided you a final paycheck for all wages, salary, bonuses, reimbursable expenses, and any similar payments due you from the Company through the Conclusion Date and that the Company does not owe you any other amounts thereafter. For the avoidance of doubt, you acknowledge and agree that upon satisfaction of the compensation specified above, the Company shall not owe you any additional severance or other benefits, including under any Company severance program.

Return of Company Property:

You hereby warrant to the Company that, prior to the end of the Transition Period, you will have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control. To the extent that you have any Company data, files or other similar information on your personal computer, device or systems, you hereby warrant to the Company that you will return all such data, files and information to the Company prior to the end of the Transition Period and will immediately thereafter permanently and securely delete the same.

Confidential Information:

You hereby acknowledge that you are bound by the Proprietary Information and Inventions Agreement you signed at hire (the “PIIA”), and that as a result of your employment with the Company, you have had access to the Company’s Proprietary Information (as defined in that agreement). You acknowledge and agree that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company, or will deliver prior to the prior to the end of the Transition Period, all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

Waiver of Claims:

In exchange for your agreement to the waiver of claims set forth below, the Company agrees to pay or reimburse you for the full amount of all applicable COBRA premiums for you and your eligible dependents until the earliest of (a) the close of the 6-month period following your Conclusion Date, (b) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination, or (c) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; provided, that, if necessary to avoid adverse tax consequences to you or the Company, the Company, in its sole discretion, reserves the right to treat the payment described in this clause as taxable compensation income. You are receiving the benefit outlined in this paragraph in consideration for waiving your rights to claims referred to in this agreement and you would not otherwise be entitled to this benefit. For the avoidance of doubt, you acknowledge and agree that upon payment of the compensation specified in this agreement, the Company shall not owe you any additional, different or incremental benefit.

Coupa Software Inc., 1855 S. Grant Street, San Mateo, CA 94402 | +1.650.931.3200 | www.coupa.com

The benefits set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company. You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your retirement, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released. Upon the end of the Transition Period, you agree to sign a further acknowledgement (as set forth on Exhibit A) releasing the claims set forth above in respect of the period between the date of this letter and the Conclusion Date.

Miscellaneous:

This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the Severance Agreement, PIIA or other agreements expressly referenced herein. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

You understand that you may take up to twenty-one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document.

Todd, congratulations on capping off a long and illustrious career here at Coupa. On behalf of “allofus”, thank you for everything and I appreciate your continued transition support.

Sincerely,
Coupa Software Inc.

By:	/s/ Rob Bernshteyn
Rob Bernshteyn
Chairman & CEO

Coupa Software Inc., 1855 S. Grant Street, San Mateo, CA 94402 | +1.650.931.3200 | www.coupa.com

AGREED:

Signature:	/s/ Todd Ford	Date:	3/11/2022
Todd Ford

Coupa Software Inc., 1855 S. Grant Street, San Mateo, CA 94402 | +1.650.931.3200 | www.coupa.com

Exhibit A

Acknowledgement (to be signed later – on or about the Conclusion Date)

As of the end of the Transition Period, and in exchange for the separation benefits described herein, I hereby confirm and agree to all of matters set forth in the attached letter agreement, including “Acknowledgment of Payment of Wages” and “Waiver of Claims”.

Signature:		Date:
Todd Ford

Coupa Software Inc., 1855 S. Grant Street, San Mateo, CA 94402 | +1.650.931.3200 | www.coupa.com